Exhibit 21

Octavian International Limited, incorporated in England and Wales, is a wholly-owned subsidiary of Octavian Global Technologies, Inc.

The following are wholly-owned subsidiaries of Octavian International Limited:

•	Argelink SA, a corporation formed under the laws of Argentina;

•	Casino Amusement Technology Supplies Limited, a corporation formed under the laws of England and Wales;

•	Octavian International (Europe) Limited, a corporation formed under the laws of England and Wales;

•	Octavian International (Latin America) Limited, a corporation formed under the laws of England and Wales;

•	Octavian Latin America SA, a corporation formed under the laws of Colombia (89.7% owned);

•	Octavian SPb Limited Partnership, a partnership formed under the laws of Russia;

•	Octavian Ukraine Subsidiary Enterprise, a corporation formed under the laws of Ukraine;

•	Atlantis Limited Company, a limited company formed under the laws of Russia; and

•	Tilia International Ltd., a company incorporated under the laws of the Republic of Rwanda.

•	Octavian Germany Limited, a limited liability company formed under the laws of Germany (51% owned);

•	Octavian Germany GmbH, a wholly-owned subsidiary of Octavian Germany Limited and a corporation formed under the laws of Germany (51% owned); and

•	Octavian Italy Srl, a company formed under the laws of Italy (50% owned).